Exhibit 10.19.2

OLD DOMINION FREIGHT LINE, INC.

CHANGE OF CONTROL SEVERANCE PLAN

FOR KEY EXECUTIVES

ARTICLE 1. PURPOSE. The Company is engaged in the business of transporting general commodities such as consumer goods and textiles in less-than-truckload shipments. The Company’s key executives are experienced in, and knowledgeable concerning, all aspects of the business of the Company. The Board recognizes that the possibility of a Change of Control exists and that a threat or the occurrence of a Change of Control can result in significant distractions of the Company’s key executives because of the uncertainties inherent in such a situation. In addition, the Board has determined that it is essential and in the best interest of the Company and its shareholders to secure the continued services, and to ensure the continued and undivided dedication and objectivity, of the Company’s key executives in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change of Control. The Compensation Committee of the Board has recommended to the Board that the Company adopt a change of control severance plan for its key executives. To that end, the Company does hereby adopt and establish, effective as of the Effective Date, the Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives. The Plan is intended to qualify as a “top-hat” plan under ERISA, in that it is intended to be an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) which is unfunded and provides benefits only to a select group of management or highly compensated employees of the Company.

ARTICLE 2. DEFINITIONS. Wherever used in this Plan, including ARTICLE 1 and this ARTICLE 2, the following terms shall have the meanings set forth below (unless otherwise indicated by the context):

2.1. “Base Salary” means, with respect to a Participant, the amount a Participant is entitled to receive from the Company as base wages or base salary on an annualized basis as in effect immediately prior to a Change of Control or, if greater, at any time thereafter, in each case without reduction for any amounts contributed by the Participant to an employee benefit plan of the Company pursuant to a salary reduction agreement which are not includible in the Participant’s gross income. Base Salary does not include bonuses, commissions, overtime pay, shift pay, premium pay, cost of living allowances or income from stock options, stock grants, phantom stock awards or other similar types of incentive compensation.

2.2. “Board” means the Board of Directors of the Company.

2.3. “Bonus Amount” means, with respect to a Participant, the average of the cash bonuses earned by the Participant during the three (3) full calendar years immediately preceding his Termination Date.

2.4. “Change of Control” means and will be deemed to have occurred on the earliest of the following dates which occurs after the Effective Date:

(a) the date any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its affiliates, is or becomes (or publicly discloses that such person or group is or has become), directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding voting securities, provided, however, that the event described in this subparagraph (a) shall not be deemed to be a Change of Control by virtue of the beneficial ownership, or the acquisition of beneficial ownership, of voting securities by (i) any Person directly or indirectly controlled by the Company, including any employee benefit plan sponsored or maintained by the Company or by a person controlled by the Company; (ii) any underwriter (as such term is defined in Section 2(a)(11) of the Securities Act of 1933) that beneficially owns voting securities temporarily in connection with an offering of such securities; (iii) Earl E. Congdon or John R. Congdon, any of their lineal descendants including adoptive relationships, the spouse of any of the foregoing or any trust established by or for the benefit of the foregoing (unless the Board determines that such beneficial ownership creates a substantial threat to corporate policy or effectiveness); or (iv) any Participant; or

(b) the date when for any reason, including but not limited to as a result of a tender offer or exchange offer for the purchase of securities of the Company (other than such an offer by the Company for its own securities), or as a result of a proxy contest, merger, share exchange, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two-year period constitute the Board, plus new directors whose election or nomination for election by the Company’s shareholders is approved by a vote of at least two-thirds (2/3) of the directors still in office who were directors at the beginning of such two-year period (“Continuing Directors”), cease for any reason during such two-year period to constitute at least two-thirds (2/3) of the members of the Board; or

(c) the date the shareholders of the Company approve a merger, share exchange or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger, share exchange or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving or acquiring entity) at least sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; or

(d) the date the shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

2.5. “Code” means the Internal Revenue Code of 1986, as amended, and rules and regulations issued thereunder.

2.6. “Company” means Old Dominion Freight Line, Inc., a Virginia corporation with its principal offices at Thomasville, North Carolina.

2.7. “Company Welfare Benefit Plans” means the group medical, dental, vision and life insurance plans or programs (whether insured or self insured, or any combination thereof) provided by the Company for the benefit of its active employees or former employees and their dependents immediately prior to the Change of Control, or if thereafter improved or enhanced, as of the Participant’s Termination Date. Each such individual plan or program shall be referred to sometimes herein as a “Company Welfare Benefit Plan.”

2.8. “Committee” means the Compensation Committee of the Board.

2.9. “Compensation Continuance Period” means twelve (12) calendar months plus three (3) additional calendar months for each Year of Service the Participant has completed as of his Termination Date in excess of ten (10) Years of Service; provided, however, in no event shall the Compensation Continuance Period exceed thirty-six (36) calendar months. The Compensation Continuance Period shall commence on the first day of the calendar month next following the calendar month in which the Termination Date occurs.

2.10. “Compensation Continuance Termination Event” means the termination of a Participant’s employment by the Company for any reason other than For Cause, death or Total Disability, or by the Participant for Good Reason.

2.11. “Confidential Information” means all information concerning the business of the Company and its affiliates that is confidential, proprietary or otherwise not generally available to the public. By way of example, Confidential Information includes, without limitation, all competitively-sensitive information, all trade secrets, processes, specifications, data, files, computer programs and related codes, software, improvements, inventions, techniques, business plans, marketing plans, strategies, acquisition prospects, forecasts, methods, manner of operations, information relating to past, present and prospective customers and clients, pricing and cost information, other financial information, employee lists, personnel policies, contracts, digital intellectual property, information with respect to internal affairs, and all information covered by the Trade Secrets Protection Act, N.C. Gen. Stat., Chapter 661 §§152-162. The parties expressly agree that Confidential Information does not exist in written form only. Notwithstanding the foregoing, “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Participant in violation of the provisions of the Plan, or (ii) is received by the Participant from another party that did not receive such information directly or indirectly from the Company or any of its affiliates under an obligation of confidentiality.

2.12. “Effective Date” means May 16, 2005, the date this Plan was approved by the Board.

2.13. “Eligible Key Executive” means each employee of the Company who is designated on the books and records of the Company as either a Senior Vice President or a Vice President and who is determined by the Committee to be a management or highly compensated employee of the Company. An individual will be treated as an employee of the Company if there exists between the individual and the Company the legal and bonafide relationship of employer and employee.

2.14. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and rules and regulations issued thereunder.

2.15. “Excise Tax” means the excise tax on excess parachute payments under Section 4999 of the Code (or any successor or similar provision thereof), including any interest or penalties with respect to such excise tax.

2.16. “Extended Coverage Period” means the period commencing on the Participant’s Termination Date and ending on the earlier of the date of the Participant’s death or the last day of the calendar month in which he receives his final payment of Termination Compensation.

2.17. “For Cause” means one or more of the following, in each case as determined by the Company in its sole discretion: (i) the Participant’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, theft, fraud or embezzlement from the Company; (ii) the Participant’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, a felony which constitutes a crime involving moral turpitude and results in material harm to the Company; (iii) willful and continued failure by the Participant to substantially perform his duties on behalf of the Company (other than any such failure resulting from the Participant’s Total Disability or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Participant pursuant to ARTICLE 6) for a period of at least thirty (30) consecutive days after a written demand for substantial performance has been delivered to the Participant by the Responsible Person (as defined below) which specifically identifies the manner in which the Responsible Person believes that the Participant has not substantially performed the Participant’s duties; (iv) willful misconduct or gross negligence by the Participant which is injurious to the Company; or (v) any diversion by the Participant for his personal gain of any clearly viable and significant business opportunity from the Company (other than with the prior written consent of the Board). For purposes of this Section 2.17, an act, or failure to act, on the Participant’s part shall not be deemed “willful” if done, or omitted to be done, by the Participant in good faith and with reasonable belief that the Participant’s act, or failure to act, was in the best interest of the Company, and “Responsible Person” shall mean, with respect to a Participant who is a Senior Vice President, the Chief Executive Officer of the

Company, and with respect to a Participant who is a Vice President, the executive officer of the Company who is the direct or indirect supervisor of the Participant. The unwillingness of a Participant to accept any condition or event which would otherwise constitute Good Reason may not be considered by the Responsible Person to be a failure by the Participant to substantially perform his duties on behalf of the Company.

2.18. “Good Reason” means, without the Participant’s express written consent, any of the following:

(a) the reduction by the Company in the Participant’s Base Salary as in effect immediately prior to the Change of Control or as the same may be increased from time to time following the Change of Control, or a reduction in the level of the Participant’s opportunity to earn bonuses under the bonus and incentive plans and programs of the Company (including a reduction in the percentage of net profits before taxes assigned to the Participant under the Company’s XPS plan) as in effect immediately prior to the Change of Control (or as such amounts may be increased from time to time) other than as a result of an isolated, insubstantial and inadvertent action not taken in bad faith and which is promptly remedied by the Company after receipt of notice thereof given by the Participant;

(b) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform all of the duties and obligations of the Company under this Plan, as required by ARTICLE 15;

(c) the assignment to the Participant of any duties inconsistent in any respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately prior to the Change of Control or any other action by the Company which results in significant diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is promptly remedied by the Company after receipt of notice thereof given by the Participant;

(d) the exclusion of the Participant from participation in the Company’s employee benefit and incentive compensation plans (by termination of the plan or otherwise) in effect immediately prior to the Change of Control (as the same may be improved or enhanced from time to time) unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or program) has been made with respect to the Participant’s participation in such employee benefit or incentive compensation plan;

(e) the transfer of the Participant’s primary work location to a location that is more than thirty (30) miles from the Participant’s primary work location immediately prior to the date of the Change of Control or the requirement that the Participant relocate his principal residence more than thirty (30) miles from the Participant’s primary work location immediately prior to the date of the Change of Control; or

(f) the requirement by the Company that the Participant travel on Company business to a substantially greater extent than required immediately prior to the date of the Change of Control.

Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason hereunder shall cease to be an event constituting Good Reason if the Participant fails to provide the Company with notice of the occurrence of any of the foregoing within the 180-day period immediately following the date on which the Participant first becomes aware (or reasonably should have become aware) of the occurrence of such event.

2.19. “Participant” means each Eligible Key Executive who has been selected to participate in the Plan pursuant to ARTICLE 3.

2.20. “Person” means any individual, partnership, joint venture, corporation, company, firm, group or other entity.

2.21. “Plan” means the Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives as herein set out, or as duly amended.

2.22. “Severance Benefits” means the severance benefits, including Termination Compensation, described in ARTICLE 4.

2.23. “Termination Compensation” means an annual amount equal to the sum of the Participant’s Base Salary and Bonus Amount. If the Executive’s termination of employment occurs within twelve (12) months of a Change of Control, his Severance Benefits, if any, shall be based on 100% of his Termination Compensation. If his termination of employment occurs within thirteen (13) to twenty-four (24) months of a Change of Control, his Severance Benefits, if any, shall be based on 2/3 of his Termination Compensation, and if his termination of employment occurs within twenty-five (25) to thirty-six (36) months of a Change of Control, his Severance Benefits, if any, shall be based on 1/3 of his Termination Compensation. “Monthly Termination Compensation” means the Participant’s Termination Compensation as determined pursuant to this Section 2.23 divided by twelve (12).

2.24. “Termination Date” means the date the Participant’s employment with the Company is terminated for any reason.

2.25. “Total Disability” means a condition for which the Participant is determined to be disabled under the Company’s long-term disability plan as in effect as of the Effective Date or as the same may be amended from time to time.

2.26. “Years of Service” means, with respect to a Participant, each consecutive 365-day period within the period of Continuous Service (as defined below), measured from the most recent beginning date of employment of the Participant as a full-time employee of the Company. “Continuous Service” means the period of continuous, unbroken full-time employment of the Participant (including for this purpose, vacation leave, sick leave, approved leaves of absence, leaves of absence due to disability, leaves of absence due to workers compensation related injuries, family and medical leave, and any other days off in accordance with the Company’s benefit programs and policies) commencing with his most recent beginning date of employment and ending on his Termination Date. Only whole Years of Service are taken into account for purposes of the Plan. Partial Years of Service shall be ignored.

ARTICLE 3. ELIGIBILITY AND PARTICIPATION.

3.1. Commencement of Participation. An individual shall be eligible to participate in the Plan if he is an Eligible Key Executive and is selected by the Committee to participate in the Plan. Each Participant’s participation in the Plan shall become effective as of the date he is selected to participate in accordance with the provisions of this ARTICLE 3.

3.2. Duration of Participation. A Participant shall cease to be a Participant in the Plan (i) if, prior to a Change of Control (but subject to the provisions ARTICLES 4 and 21) he ceases to be an Eligible Key Executive and has received written notice of his change of status from the Company, or (ii) his employment is terminated under circumstances that do not entitle him to receive Severance Benefits under the Plan. A Participant who becomes entitled to receive Severance Benefits under the Plan shall remain a Participant in the Plan until the full amount of such Severance Benefits has been paid to him in accordance with the terms of the Plan.

ARTICLE 4. SEVERANCE BENEFITS.

4.1. Entitlement; Amount of Severance Benefits. Subject to Sections 4.2, 4.3 and 4.4, in the event the Participant’s employment is terminated as a result of a Compensation Continuance Termination Event and such Compensation Continuance Termination Event occurs within thirty-six (36) months following a Change of Control, the Participant shall be entitled to receive the following Severance Benefits:

(i) The Participant shall continue to receive his Base Salary through the last day of the month in which his Termination Date occurs.

(ii) The Participant shall receive each month during the Compensation Continuance Period a monthly benefit equal to his Monthly Termination Compensation. The Participant’s Monthly Termination Compensation shall be paid in accordance with the payroll schedule for salaried personnel of the Company.

(iii) The Participant shall continue to participate (treating the Participant as an “active employee” of the Company for this purpose) in the Company Welfare Benefit Plans during the Extended Coverage Period; provided, that, if the Participant for whatever reason cannot continue to a participate in a Company Welfare Benefit Plan, the Company shall otherwise provide the benefits provided by such Company Welfare Benefit Plan on the same after-tax basis as if continued participation had been permitted. The cost to the Participant for coverage of the Participant and his dependents under each Company Welfare Benefit Plan for the Extended Coverage Period shall be the same as is applicable to similarly situated active employees of the Company during the Extended Coverage Period. The Participant shall be required to enroll under any applicable federal or state government programs (e.g., Medicare or Medicaid) in order to receive the coverage provided for under this subparagraph (iii).

In no event shall any Severance Benefits be paid to the Participant in the event the Participant’s employment is terminated by the Company For Cause, on account of the Participant’s death or Total Disability, or by the Participant for any reason other than Good Reason, or as a result of a Compensation Continuance Termination Event that occurs more than thirty-six (36) months following a Change of Control.

4.2. Release of Claims. No Severance Benefits shall be provided to a Participant unless the Participant has properly executed and delivered to the Company a release of claims and that release of claims has become irrevocable as provided therein. Such release of claims shall not be accepted by the Company unless it is executed on or after the Participant’s Termination Date. The initial release of claims is attached to this Plan as Exhibit A. Prior to the occurrence of a Change of Control, but subject to Section 21.2, the release of claims may be revised by the Company. The Company may in any event modify the release of claims to conform it to the laws of the local jurisdiction applicable to a Participant so long as such modification does not increase the obligations of the Participant thereunder.

4.3. Anticipated Change of Control. Notwithstanding the provisions of Section 4.1, if (i) the Participant’s employment is terminated prior to a Change of Control as a result of a Compensation Continuance Termination Event and the Participant would have been entitled to receive Severance Benefits had the Compensation Continuance Termination Event occurred within thirty-six (36) months following a Change of Control, and (ii) the Participant reasonably demonstrates that such termination was at the request or suggestion of the Company’s then existing senior management team, the Board or a third party and such termination occurred after any steps reasonably calculated to effect a Change of Control have been taken, then for purposes of the Plan, such Compensation Continuance Termination Event shall be deemed to have occurred immediately after such Change of Control, so long as such Change of Control actually occurs.

4.4. Exclusive Payments. The Severance Benefits are intended to constitute the exclusive payments in the nature of severance or termination compensation that shall be due a Participant upon termination of employment due to the occurrence of a Compensation Continuance Termination Event following a Change of Control, and shall be in lieu of any such other severance or termination compensation under any other agreement, plan, program or policy of the Company. Accordingly, if a Participant is a party to an employment, severance, termination, salary continuation or other similar agreement with the Company, or is a participant in any other severance plan, practice or policy of the Company, the Severance Benefits to which the Participant is entitled under this Plan shall be reduced (but not below zero) by the amount of severance pay to which he is entitled under such other agreement, plan, practice or policy; provided that the reduction set forth in this sentence shall not apply as to any other such agreement, plan, practice or policy that contains a reduction provision substantially similar to this Section 4.4 so long as the reduction provision of such other agreement, plan, practice or policy is applied.

ARTICLE 5. DEATH FOLLOWING TERMINATION OF EMPLOYMENT AND BEFORE RECEIPT OF ANY OR ALL SEVERANCE BENEFITS DUE. In the event the Participant becomes entitled to receive Severance Benefits, and he dies prior to receiving any or all of the Severance Benefits to which he is due, then such remaining payments shall be made to the beneficiary or beneficiaries (which may include individuals, trusts or other legal entities) designated by the Participant on the form attached hereto as Exhibit B and filed with the Plan Administrator prior to his death (the “Beneficiary Designation Form”). If the Participant fails to designate a beneficiary or fails to file the Beneficiary Designation Form with the Plan Administrator prior to his death, the remaining payments shall be made to his estate. If a named beneficiary entitled to receive payments pursuant to the Beneficiary Designation Form dies at a time when additional payments still remain to be paid, then and in any such event, such remaining payments shall be paid to the other primary beneficiary or beneficiaries named by the Participant who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Participant who shall then be living or in existence, if any; otherwise to the estate of the Participant.

ARTICLE 6. NOTICE OF TERMINATION OF EMPLOYMENT. A termination of a Participant’s employment by the Company or by the Participant for any reason other than death shall be communicated to the other by a Notice of Termination which shall specify the effective date of termination and shall set forth in reasonable detail the reasons and basis for such termination. No purported termination of employment of a Participant shall be effective for purposes of the Plan without a Notice of Termination being given as required by this ARTICLE 6.

ARTICLE 7. POST-TERMINATION OBLIGATIONS. All payments of Severance Benefits to the Participant under this Plan shall be subject to the Participant’s compliance with the following provisions during the Participant’s employment with the Company and, except as otherwise provided in this ARTICLE 7, following the termination of the Participant’s employment:

7.1. Assistance in Litigation. The Participant shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it is, or may become, a party, and which arises out of facts and circumstances known to the Participant. The Company shall promptly reimburse the Participant for his out-of-pocket expenses incurred in connection with the fulfillment of his obligations under this Section 7.1.

7.2. Confidential Information. The Participant acknowledges that all Confidential Information has a commercial value in the Company’s Business and is the sole property of the Company. The Participant agrees that he shall not disclose or reveal, directly or indirectly, to any unauthorized person any Confidential Information, and the Participant confirms that such information constitutes the exclusive property of the Company; provided, however, that the foregoing shall not prohibit the Participant from disclosing such information to third parties or governmental agencies in furtherance of the interests of the Company or as may be required by law.

7.3. Failure to Comply. In the event that the Participant shall fail to comply with any provision of this ARTICLE 7, and such failure shall continue for ten (10) days following delivery of notice thereof by the Company to the Participant, all rights of the Participant and any person claiming under or through him to the Severance Benefits shall thereupon terminate and no person shall be entitled thereafter to receive any payments or benefits hereunder. In addition to the foregoing, in the event of a breach by the Participant of the provisions of this ARTICLE 7, the Company shall have and may exercise any and all other rights and remedies available to the Company at law or otherwise, including but not limited to obtaining an injunction from a court of competent jurisdiction enjoining and restraining the Participant from committing such violation, and the Participant hereby consents to the issuance of such injunction.

ARTICLE 8. PARACHUTE PAYMENTS. Notwithstanding anything in this Plan to the contrary, in the event that the Company’s outside, independent accountants shall determine that any amount or benefit in the nature of compensation paid or payable or distributed or distributable to the Participant pursuant to this Plan (the “Plan Payments”) shall, as a result of a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, constitute a parachute payment within the meaning of Section 280G of the Code, and the aggregate of such parachute payments and any other amounts paid or distributed to the Participant from any other plans or arrangements maintained by the Company or its affiliates (such other payments together with the Plan Payments shall be referred to as the “Total Payments”) would more likely than not, in the opinion of the Company’s accountants, cause the Participant to be subject to the Excise Tax, the Plan Payments shall be reduced in such amounts as are required to reduce the aggregate “present value” (as that term is defined in Section 280G(d)(4) of the Code) of such Plan Payments to one dollar less than an amount equal to three times the Participant’s “base amount” (as that term is defined in Section 280G(b)(3)(A) and (d)(1) and (2)) to the end that the Participant is not subject to the Excise Tax with respect to the Plan Payments. To achieve such required reduction in the aggregate present value, the Company shall determine what items of compensation (payable under this Plan) constituting the parachute payments shall be reduced and the amount of such reduction. The Company shall promptly notify the Participant of its determinations. If an amount has been paid or distributed to the Participant which should not have been paid or distributed due to the required reduction in aggregate present value, the Participant shall promptly return such amount to the Company (together with interest at the rate set forth in Section 1274(b)(2)(B) of the Code). For purposes of determining whether and the extent to which the Total Payments would more likely than not cause the Participant to be subject to the Excise Tax, no portion of the Total Payments, the receipt of which the Participant has effectively waived in writing, shall be taken into account.

ARTICLE 9. ATTORNEYS’ FEES. In the event that the Participant incurs any attorneys’ fees in protecting or enforcing his rights under this Plan, the Company shall reimburse the Participant for such reasonable attorneys’ fees and for any other reasonable expenses related thereto. Such reimbursement shall be made within thirty (30) days following final resolution of the dispute or occurrence giving rise to such fees and expenses. In no event shall the Participant be entitled to receive the reimbursement provided for in this ARTICLE 9 in the event his employment is terminated by the Company For Cause.

ARTICLE 10. SOURCE OF PAYMENTS; NO TRUST. The obligations of the Company to make payments hereunder shall constitute a liability of the Company to the Participant. Such payments shall be from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the Participant nor his designated beneficiary shall have any interest in any particular asset of the Company by reason of its obligations hereunder. Nothing contained in this Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the Participant or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

ARTICLE 11. SEVERABILITY. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, this Plan shall be interpreted as if such invalid agreements or covenants were not contained herein.

ARTICLE 12. NO ATTACHMENT. Except as otherwise provided in this Plan or required by applicable law, no right to receive payments under this Plan shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

ARTICLE 13. HEADINGS. The headings of articles, paragraphs and sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Plan.

ARTICLE 14. GOVERNING LAW. The Plan and the performance hereunder and all suits and special proceedings hereunder shall be governed by and construed in accordance with and under and pursuant to the laws of the State of North Carolina without regard to conflicts of law principles thereof, except as superseded by applicable federal law.

ARTICLE 15. SUCCESSORS. The Plan shall bind any successor of or to the Company, the Company’s assets or the Company’s businesses (whether direct or indirect, by purchase of such assets or businesses, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in the Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the Plan. The Plan shall bind the Participants, their executors, administrators, personal representatives and beneficiaries.

ARTICLE 16. TAXES. To the extent required by applicable law, the Company shall deduct and withhold all necessary Social Security taxes and all necessary federal and state withholding taxes and any other similar sums required by law to be withheld from any payments of Severance Benefits made pursuant to the terms of the Plan.

ARTICLE 17. MITIGATION. The Participant shall not be required to mitigate the amount of any payment provided for in ARTICLE 4 by seeking other employment or otherwise, and, subject to the provisions of ARTICLES 7 and 8, any payment or benefit to be provided to the Participant pursuant to this Agreement shall not be reduced by any compensation or other amount earned or collected by the Participant at any time before or after the termination of the Participant’s employment.

ARTICLE 18. COMPLIANCE WITH SECTION 409A. To the extent applicable, the Company intends that the Plan comply with Section 409A of the Code and all regulations, guidance, or other interpretative authority thereunder (“Section 409A”). The Plan shall at all times be construed in a manner to comply with Section 409A and should any provision be found not in compliance with Section 409A, the Plan shall be amended as recommended by legal counsel for the Company to achieve compliance with Section 409A. In no event shall any payment required to be made pursuant to the Plan that is considered deferred compensation within the meaning of Section 409A be made to the Participant unless he has incurred a separation from service (as defined in Section 409A). In the event the Participant is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) so that payments cannot commence under Section 409A until the lapse of six (6) months after a separation from service, then any such payments of deferred compensation that are required to be paid in a single lump sum may not be made until the date which is six (6) months after the Participant’s separation from service. Furthermore, the first six (6) months of any such payments of deferred compensation that are required to be paid in installments shall be paid at the beginning of the seventh month following the Participant’s separation from service. All remaining installment payments shall be made as would ordinarily have been made under the provisions of the Plan.

ARTICLE 19. NO RIGHT TO CONTINUED EMPLOYMENT. Under no circumstances shall the terms of the Plan constitute a contract of continuing employment or in any manner obligate the Company to continue or discontinue the employment of the Participant, or to change the policies of the Company regarding termination of employment.

ARTICLE 20. ERISA REQUIREMENTS.

20.1. Named Fiduciaries. For purposes of ERISA, the Committee will be the Named Fiduciary and Plan Administrator with respect to the Plan. The Plan

Administrator shall be responsible for the general administration, operation and interpretation of the Plan and for carrying out its provisions, except to the extent all or any such obligations specifically are imposed on another person or persons or entity. The Plan Administrator may engage an actuary, attorney, accountant, insurance company or similar entity, consultant or any other technical advisor on matters regarding the operation of the Plan and to assist in the administration of the Plan, and to perform such other duties as are required in connection therewith. The Plan Administrator may allocate its responsibilities for the operation and administration of the Plan, including the designation of persons who are not named fiduciaries to carry out fiduciary responsibilities under the Plan. The Plan Administrator shall effect such allocation of its responsibilities by adopting resolutions specifying the nature and extent of the responsibilities allocated; including, if appropriate, the persons who are not named fiduciaries, but who are designated to carry out fiduciary responsibilities under the Plan. Subject to the claims procedures set forth in Section 20.2 hereof, and except as otherwise provided in this ARTICLE 20, the Plan Administrator shall have the duty and discretionary authority to interpret and construe the provisions of the Plan and decide any dispute which may arise regarding the rights of the Plan Administrator or the Participant. Determinations by the Plan Administrator shall be binding and conclusive upon all interested persons. The Plan shall be administered and the records of the Plan shall be maintained on the basis of the plan year. The plan year shall be the twelve-month period ending on December 31 of each year.

20.2. Claims and Review Procedures. The following claims procedure shall apply for purposes of the Plan. The Participant and his assigns (if any) and the Company and its assigns (individually or collectively, “Claimant”) must follow the procedures set forth herein.

20.2.1 Filing a Claim; Notification to Claimant of Decision: The Claimant shall make a claim in writing in accordance with procedures and guidelines established from time to time by the Plan Administrator, which claim shall be delivered to the Plan Administrator. Any claim for Severance Benefits must be made by the Claimant within the one-year period following his Termination Date. The Plan Administrator shall review and make the decision with respect to any claim. If a claim is denied in whole or in part, written notice thereof shall be furnished to the Claimant within thirty (30) days after the claim has been filed. Such notice shall set forth:

(i)	the specific reason or reasons for the denial;

(ii)	a specific reference to the provisions of the Plan on which denial is based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect a claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the procedure for review of the denied claim.

20.2.2 Procedure for Review: Any Claimant whose claim has been denied in full or in part may individually, or through the Claimant’s duly authorized representative, request a review of the claim denial by delivering a written application for review to the Board at any time within sixty (60) days after receipt by the Claimant of written notice of the denial of the claim. Such request shall set forth in reasonable detail:

(i)	the grounds upon which the request for review is based and any facts in support thereof; and

(ii)	any issues or comments which the Claimant considers pertinent to the claim.

Following such request for review, the Board shall fully and fairly review the decision denying the claim. Prior to the decision of the Board, the Claimant shall be given an opportunity to review pertinent documents.

20.2.3 Decision on Review: A decision on the review of a claim denied in whole or in part shall be made in the following manner:

(i)	The decision on review shall be made by the Board, which shall consider the application and any written materials submitted by the Claimant in connection therewith. The Board, in its sole discretion, may require the Claimant to submit such additional documents or evidence as the Board may deem necessary or advisable in making such review.

(ii)	The Board shall render a decision upon a review of a denied claim within sixty (60) days after receipt of a request for review. If special circumstances (such as the need to hold a hearing on any matter pertaining to the denied claim) warrant additional time, the decision will be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review. Written notice of any such extension will be furnished to the Claimant prior to the commencement of the extension.

(iii)	The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, and the specific references to the provisions of the Plan on which the decision is based. The decision of the Board on review shall be final and conclusive upon all persons. If the decision on review is not furnished to the Claimant within the time limits prescribed in subparagraph (ii) above, the claim will be deemed denied on review.

ARTICLE 21. DURATION, AMENDMENT AND PLAN TERMINATION.

21.1. Duration. This Plan shall continue in effect until terminated in accordance with Section 21.2. If a Change in Control occurs, this Plan shall continue in full force and effect and shall not terminate or expire until after all Participants who have become entitled to Severance Benefits hereunder shall have received such payments in full.

21.2. Amendment and Termination. Prior to a Change in Control, the Plan may be amended or modified in any respect, and may be terminated, in any such cases by resolution adopted by two-thirds (2/3) of the members of the Board; provided, however, that no such amendment, modification or termination that would adversely affect the benefits or protections hereunder of any individual who is a Participant as of the date such amendment, modification or termination is adopted shall be effective as it relates to such individual unless no Change of Control occurs within one year after such adoption, any such attempted amendment, modification or termination adopted within one year prior to a Change of Control being null and void ab initio as it relates to all such individuals who were Participants prior to such adoption; provided, further, however, that the Plan may not be amended, modified or terminated, (i) at the request of a third party who has indicated an intention or taken steps to effect a Change of Control and who effectuates a Change of Control or (ii) otherwise in connection with, or in anticipation of, a Change of Control which actually occurs, any such attempted amendment, modification or termination being null and void ab initio. Any action taken to amend, modify or terminate the Plan which is taken after the execution of an agreement providing for a transaction or transactions which, if consummated, would constitute a Change of Control shall conclusively be presumed to have been taken in connection with a Change of Control. From and after the occurrence of a Change of Control, the Plan may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided hereunder to any individual who is a Participant in the Plan on the date of the Change of Control. The revision of the release of claims attached hereto as Exhibit A shall be deemed to be a modification of the Plan for purposes of this Section 21.2 unless such revision is required to comply with applicable law.

ARTICLE 22. NO EFFECT ON OTHER BENEFITS. Severance Benefits payable to a Participant shall not be counted as compensation for purposes of determining benefits under any other benefit plans, programs or policies of the Company, except to the extent expressly provided for therein.

ARTICLE 23. RIGHT OF OFFSET. Notwithstanding any other provision of the Plan to the contrary, the Company may reduce the amount of any payment or benefit otherwise payable to or on behalf of a Participant by the amount of any obligation of the Participant to or on behalf of the Company that is or becomes due and payable, including, without limitation, any obligation arising under the Sarbanes-Oxley Act of 2002, and the Participant shall be deemed to have consented to such reduction.

IN WITNESS WHEREOF, this Plan is executed in behalf of the Company as of the 16th day of May, 2005.

OLD DOMINION FREIGHT LINE, INC.

	By:	/s/ David S. Congdon
Attest:		President

/s/ Joel B. McCarty, Jr.
Secretary/Asst. Secretary

EXHIBIT A

RELEASE OF CLAIMS

OLD DOMINION FREIGHT LINE, INC.

CHANGE OF CONTROL SEVERANCE PLAN

FOR

KEY EXECUTIVES

GENERAL RELEASE

In consideration of the provision by Old Dominion Freight Line, Inc. (“ODFL”) of severance pay and benefits to me pursuant to that certain Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives dated May 16, 2005 (the “Plan”), I, as a participant in the Plan and in accordance with its terms, agree to and do finally and completely release ODFL, and any one or more of its employees, shareholders, officers, directors or agents (“Releasees”) from any and all liability and claims, of any nature whatsoever, known or unknown, at law or in equity, which I now have, own or hold, or claim to have, own or hold, or which I may have, own, or hold, or claim to have, own or hold, against each or any of the Releasees. Without limiting the generality of the foregoing release, I release Releasees from any and all liability and claims relating in any way to compensation and benefits and related to or resulting from the cessation of my employment with ODFL including, but not limited to, claims arising under any provision of state, federal or local law, any state or local anti-discrimination statute, ordinance or regulation, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, or the Employee Retirement Income Security Act (with respect only to a period of unemployment during which I am eligible to receive severance pay under the Plan), all as amended, or any similar federal, state, or local statutes, ordinances or regulations, or claims in the nature of a breach of contract or wrongful termination action; provided, however, that this General Release does not include actions brought to enforce the terms of the Plan or to secure benefits under any other employee benefit plan or program of ODFL. If I violate the terms of this General Release, I agree to pay the Releasee’s costs and reasonable attorneys’ fees.

As provided by law, I have been advised by ODFL to carefully consider the matters outlined in this release and to consult with such professional advisors as I deem appropriate, including a lawyer of my own choice. I acknowledge I have had at least twenty-one (21) days to consider the subject matter of this offer, and for a period of seven (7) days following my execution of this release I may revoke my agreement in writing, in which event the agreement shall not be effective or binding on the parties. I further understand fully and acknowledge the terms and consequences of this General Release and I voluntarily accept them.

ACKNOWLEDGED AND AGREED TO,
INTENDING TO BE LEGALLY BOUND HEREBY:

Dated:
Employee/Participant

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EXHIBIT B

BENEFICIARY DESIGNATION

OLD DOMINION FREIGHT LINE, INC.

Subject to and in accordance with the provisions of ARTICLE 5 of the OLD DOMINION FREIGHT LINE, INC. CHANGE OF CONTROL SEVERANCE PLAN FOR KEY EXECUTIVES (the “Plan”), the Participant hereby designates the following beneficiary(ies) entitled, upon the death of the Participant, to any termination compensation and other severance benefits payable under ARTICLE 5 of the Plan following his death (the “death benefit”):

(A)	Primary Beneficiary(ies): In equal shares to those of the following beneficiary(ies) who are living or in existence at the Participant’s death:

	Name	Relationship	Address

(B)	Contingent Beneficiary(ies): If there is no primary beneficiary living or in existence at the Participant’s death, then in equal shares to those of the following beneficiary(ies) who are living or in existence at the Participant’s death:

	Name	Relationship	Address

****************************************************

This Beneficiary Designation Form supersedes and revokes all beneficiary designations, if any, previously made by the Participant but is not intended to, and does not, supercede or revoke any of the provisions of ARTICLE 5 of the Plan.

This Beneficiary Designation Form may be changed by executing and delivering a new designation to the Plan Administrator.

This Beneficiary Designation Form is signed in duplicate, and one executed copy shall be retained by the Plan Administrator and one shall be retained by the Participant.

DATED:

DATED:	PLAN ADMINISTRATOR

By:

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